UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 27, 2014
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AMBIENT CORPORATION
(Exact name of registrant as specified in its charter)
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Delaware	0-23723	98-0166007
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

7 WELLS AVENUE, NEWTON, MASSACHUSETTS, 02459
(Address of Principal Executive Office) (Zip Code)

(617)- 332-0004
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

The information set forth under Item 2.03 of this Current Report on Form 8-Kis hereby incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 27, 2014, Ambient Corporation (the “Company”) and Vicis Capital Master Fund (“Vicis”), the Company's majority stockholder, entered into an amendment (the “Amendment”) to the Note Purchase Agreement, dated August 12, 2013, between the Company and Vicis (the “Original Agreement’) to extend to September 30, 2014, subject to the qualifications specified below, the termination date by which the Company may utilize the credit facility available under the Original Agreement, as well as the due date of all amounts heretofore borrowed and outstanding thereunder. The facility and the maturity date of the amounts borrowed are being extended to afford the Company the ability to continue to explore certain potential strategic transactions (each a “Transaction”).

             Under the Original Agreement, the credit facility terminated and all amounts borrowed thereunder came due on June 30, 2014. Under the Amendment, the facility is terminable and all amounts then outstanding thereunder become due and payable earlier than September 30, 2014 if Transaction milestones specified in the Amendment are not concluded by specified dates in a manner acceptable to Vicis, including if a Transaction definitive binding agreement acceptable to Vicis is not entered into on or before August 31, 2014.

Under the Original Agreement, if the Company’s cash resources fall below $500,000, the Company is entitled to receive $500,000 from Vicis, in consideration of which, it will issue to Vicis, the Company’s  promissory note (each a “Note” and collectively the “Notes”) in the principal amount of $500,000.  Ambient may draw down on the facility as needed until the entire $5 million is exhausted. To date, the Company has borrowed $4 million. The Company intends to utilize the remaining $1 million under the facility.

The description above summarizes the material terms of the Amendment and the Original Agreement. The description above is qualified in its entirety by the form of Amendment that will be included as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMBIENT CORPORATION

Dated: June 30, 2014	By:	/s/ JOHN J. JOYCE
John J. Joyce
Chief Executive Officer